   As filed with the Securities and Exchange Commission on October 29, 2001
                                               Registration No. 333-________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                        --------------------------------

                                    Form S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        --------------------------------

                               HealthExtras, Inc.
             (Exact name of registrant as specified in its charter)
         DELAWARE                       8999                       52-2181356
 (State or Other Juris-      (Primary Standard Industrial      (I.R.S. Employer
diction of Incorporation           Classification               Identification
    or Organization)                Code Number)                    Number)

                             2273 RESEARCH BOULEVARD
                            ROCKVILLE, MARYLAND 20850
                                 (301) 548-2900

               (Address, including Zip Code, and Telephone Number, including Area Code, of Registrant's Principle Executive Offices)

                        --------------------------------

         David T. Blair                                 with a copies to:
     Chief Executive Officer                        Douglas P. Faucette, Esq.
        HealthExtras, Inc.                          Thomas J. Haggerty, Esq.
2273 Research Boulevard, Second Floor             Muldoon Murphy & Faucette LLP
     Rockville, Maryland 20850                     5101 Wisconsin Avenue, N.W.
        (301) 548-2900                                Washington, D.C. 20016
                                                          (202) 362-0840
                      (Name, Address, including Zip Code,
                         and Telephone Number, including
                        Area Code, of Agent for Service)
                        --------------------------------

              Approximate date of commencement of proposed sale to
                     the public: From Time To Time After The
                 Effective Date Of This Registration Statement.
                        --------------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                   -------------------------------------------
                         Calculation of Registration Fee


----------------------------------------------------------------------------------------------------------------------------
                                                           Proposed Maximum         Proposed Maximum           Amount of
Title of Each Class of Securities     Amount To Be          Offering Price         Aggregate Offering        Registration
To Be Registered                      Registered(1)          Per Unit(2)                Price (2)                Fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01            3,866,598                $6.65                $25,712,877               $6,429
per share, previously issued or
issuable upon the exercise of
warrants(3)
----------------------------------------------------------------------------------------------------------------------------

(1)  This registration statement also covers an indeterminate number of shares that may be issued in connection with an adjustment in the amount of shares to be issued upon exercise of the warrants as a result of any stock split, stock dividend or similar transaction, as provided by rule 416 under the Securities Act.
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, on the basis of the average of the high and low prices for shares of common stock as reported on the Nasdaq National
     Market on October 24, 2001.
(3)  To be offered by selling stockholders.

                ----------------------------------------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                  SUBJECT TO COMPLETION, DATED OCTOBER 29, 2001.

PRELIMINARY PROSPECTUS

                               HEALTHEXTRAS, INC.
                                3,866,598 SHARES
                                  COMMON STOCK

         This prospectus relates to 3,866,598 shares of our common stock, including 845,816 shares issuable upon the exercise of outstanding warrants. The shares may be sold from time to time by the selling stockholders identified in this prospectus over the Nasdaq Stock Market or any other market or trading facility on which the shares may be traded or in private transactions, at fixed or negotiated prices.

         We will not receive any of the proceeds from the sale of these shares, although we have paid the expenses of preparing this prospectus and the related registration statement. We will receive proceeds from the issuance of shares of common stock upon the exercise for cash of the warrants.

         Our common stock is quoted on the Nasdaq National Market under the symbol "HLEX." On October 24, 2001, the last reported sale price for the common stock on the Nasdaq was $6.90 per share.

         Investing in the common stock involves a high degree of risk. You should carefully read the "Risk Factors" section of this prospectus beginning on page 1 of this prospectus.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is October __, 2001


         THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS


RISK FACTORS..................................................................1
HEALTHEXTRAS, INC.............................................................8
FORWARD LOOKING STATEMENTS....................................................9
USE OF PROCEEDS...............................................................9
SELLING STOCKHOLDERS..........................................................9
PLAN OF DISTRIBUTION.........................................................11
LEGAL MATTERS................................................................12
EXPERTS......................................................................12
WHERE YOU CAN FIND MORE INFORMATION..........................................12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................12

                                  RISK FACTORS

         YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS AND ALL OTHER INFORMATION CONTAINED IN THIS PROSPECTUS BEFORE PURCHASING OUR COMMON STOCK. INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. ANY OF THE FOLLOWING RISKS COULD MATERIALLY HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION AND COULD RESULT IN A COMPLETE LOSS OF YOUR INVESTMENT. ADDITIONAL RISKS AND UNCERTAINTIES THAT ARE NOT YET IDENTIFIED OR THAT WE CURRENTLY THINK ARE IMMATERIAL MAY ALSO HARM OUR BUSINESS, OPERATING RESULTS AND FINANCIAL CONDITION IN THE FUTURE.

RISKS RELATED TO OUR BUSINESS

BECAUSE WE HAVE A LIMITED OPERATING HISTORY, OUR BUSINESS PROSPECTS ARE SUBJECT TO A GREAT DEAL OF UNCERTAINTY

         Our limited history of operating our business means that our business prospects are subject to a great deal of uncertainty and risk.

WE HAVE NOT BEEN PROFITABLE AND MAY NOT BECOME PROFITABLE IN THE FUTURE

         We have incurred operating losses since our inception. Even if we achieve profitability, we may not be able to maintain profitability in the future. In addition, as our business model evolves, we expect to introduce a number of new products and services that may or may not be profitable for us.

OUR FUTURE PROFITABILITY IS DEPENDENT, TO A SIGNIFICANT EXTENT, UPON INCREASED CONSUMER DEMAND FOR ADDITIONAL PRODUCTS, WHICH WE ARE IN THE PROCESS OF DEVELOPING OR MAY DEVELOP IN THE FUTURE

         Most of our revenue currently is derived from sales of our membership programs, most of which include disability benefits, and sales of our pharmacy benefit programs. We believe our future profitability is dependent upon achieving substantial increases in sales of our existing programs and additional products and services. If we do not diversify our product sales, we may never achieve or sustain profitability.

ECONOMIC UNCERTAINTY AND INCREASING CREDIT CARD DELINQUENCIES MAY NEGATIVELY IMPACT OUR GROWTH AND PROSPECTS FOR PROFITABILITY

         We receive the vast majority of payments for membership programs through credit card billing. Several of the largest credit card issuers have recently disclosed significant increases in delinquencies and charge offs in their credit card receivables. To the extent that purchasers of our membership programs experience problems paying their credit card bills and become delinquent in their payments, we would likely experience billing failures and higher rates of post program sale terminations. In addition, our ability to project future collections would be adversely affected.

IF WE LOSE ONE OR MORE OF OUR MARKETING RELATIONSHIPS, OUR ACCESS TO POTENTIAL CUSTOMERS WOULD DECLINE AND SALES AND REVENUES WOULD SUFFER

         A significant majority of our membership program sales is attributable to two marketing partner relationships. If we lose, or achieve less favorable future results with, one or more of these marketing partners, our access to potential customers would decline and sales and revenue would suffer. It is unlikely that we could replace either of these partners on a basis which would substitute for the growth and profitability expected from them.

OUR MEMBERSHIP GROWTH IS INCREASINGLY DEPENDENT ON TELEMARKETING

         A significant percentage of our membership growth has been attributable to telemarketing sales. These sales involve a much higher percentage of monthly rather than annual payments than was our previous experience. The combination of these factors is likely to result in higher cancellation rates and reduced enrollment persistency.

WE FACE SIGNIFICANT COMPETITION

         Our membership programs include various insurance benefits and, therefore, may be considered to be in competition with similar insurance type benefits provided by many large insurance companies. Competition in the offering of these types of insurance benefits is intense.

         In addition, the pharmacy benefit management industry is relatively consolidated and dominated by large companies with significant resources. Many of the large pharmacy benefit management companies are owned by large companies, including pharmaceutical manufacturers, which can provide them with significant purchasing power and other advantages, which we do not have. Competitors in this industry include other pharmacy benefit management companies, drug retailers, physician practice management companies, and insurance companies/health maintenance organizations. We may also experience competition from other sources in the future. Pharmacy benefit management companies compete primarily on the basis of price, service, reporting capabilities and clinical services.

OUR PHARMACY BENEFIT MANAGEMENT BUSINESS RELIES ON REAL-TIME MANAGEMENT INFORMATION SYSTEMS

         Our subsidiary, HealthExtrasRx (International Pharmacy Management, Inc.) operates an electronic network connecting approximately 50,000 retail pharmacies to process third-party claims. HealthExtrasRx depends on third-party proprietary software to perform all of its automated transaction processing. Because claims are adjudicated in real time, systems availability and reliability are key to meeting HealthExtrasRx customers' service expectations. Any interruption in real time service, either through systems availability or telecommunications disruptions can significantly damage the quality of service we provide. While HealthExtrasRx has not experienced significant or detrimental service interruptions, and has significant back-up database capability, there can be no assurance that the business will not be harmed by these service interruptions.

IF WE ARE NOT ABLE TO ACHIEVE A HIGH LEVEL OF BRAND RECOGNITION AND CONSUMER DEMAND FOR OUR PROGRAMS, WE WILL NOT ACHIEVE THE LEVEL OF REVENUES WE NEED TO BE PROFITABLE

         There are a growing number of resources that offer consumers access to information regarding insurance coverage alternatives and product pricing. Our programs may be considered to compete with these and other distribution channels for insurance products. We believe that broader recognition of the HealthExtras brand and increased consumer demand for our programs are essential to our future success. To attempt to achieve that recognition and demand, we intend to continue to expend resources on our brand-enhancement strategy. If these expenditures do not result in a sufficient increase in revenues, we may not achieve profitability.

THE LOSS OF OUR RELATIONSHIP WITH CHRISTOPHER REEVE TO PROMOTE OUR PROGRAMS COULD SIGNIFICANTLY IMPAIR OUR BRAND RECOGNITION AND, THUS, OUR ABILITY TO SELL OUR PROGRAMS

         Our agreement for Christopher Reeve to promote our membership programs has been extended through June of 2005 with renewal provisions through 2010. The loss of the Christopher Reeve identification with our programs, upon termination of our contract or otherwise, could significantly reduce our ability to sell our programs.

IF WE LOSE OUR RELATIONSHIPS WITH OUR BENEFIT PROVIDERS, WE COULD HAVE DIFFICULTY MEETING DEMAND FOR THE PRODUCTS AND SERVICES INCLUDED IN THE PROGRAMS WE SELL

         We are dependent on the providers of benefits included in our programs. These include benefits provided pursuant to arrangements with Unum Life Insurance Company of America, The Chubb Group of Insurance Companies, Zurich American Insurance Company and others that may be terminated on relatively short notice. If we lose these relationships and are unable to replace them quickly and cost effectively, we would not be able to satisfy consumer demand for our programs.

RECENT TERRORIST ACTIVITIES AND RESULTING MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS

         Terrorist attacks in New York and Washington, D.C. in September of 2001 disrupted commerce throughout the United States. The continued threat of terrorism within the United States and the military action and heightened security measures in response to this threat may cause a significant disruption to commerce throughout the world.

We are unable to predict whether the business disruption, its continued consequences, threats of terrorism or the responses thereto will have a long-term adverse effect on us.

WE COULD BE INDIRECTLY EXPOSED TO ADVERSE CHANGES IN REINSURANCE CONTRACTS

         The recent terrorist activities may result in significant increases in premiums charged for a range of insurance products. In addition, certain insurance carriers may exit lines of business or curtail benefit levels in response to these circumstances. Consequently, it is possible that reinsurance agreements, which have been an integral part of the pricing of our membership programs, may become more expensive or may be cancelled. Any combination of price increases, benefit limitations or cancellations with respect to our products would narrow our margins and/or curtail revenue streams.

WE MAY EXPERIENCE SIGNIFICANT FLUCTUATIONS IN OUR QUARTERLY RESULTS OF OPERATIONS, WHICH WILL MAKE IT DIFFICULT FOR INVESTORS TO MAKE RELIABLE PERIOD-TO-PERIOD COMPARISONS AND MAY CONTRIBUTE TO VOLATILITY IN OUR STOCK PRICE

         Our quarterly expenses have fluctuated significantly in the past, and we expect our quarterly revenues and expenses to continue to fluctuate significantly in the future. The causes for fluctuations could include, among other factors:

         o changes in acceptance levels for our benefit program by consumers;

         o        our levels of marketing expenditures;

         o        renewal rate experience for our benefit programs;

         o the initiation of new or increased distribution methods, services and products by our competitors;

         o price competition by insurance companies in their sale of insurance products;

         o the level of Internet use to purchase insurance or similar type products; and

         o charges for our obligations under our marketing contracts, which can fluctuate significantly depending upon changing assumptions used in our pricing models.

         We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and not good indicators of our future performance. Due to the above-mentioned and other factors, it is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would likely decrease.

IF WE DO NOT MANAGE OUR GROWTH EFFECTIVELY, WE WILL NOT BE ABLE TO OPERATE PROFITABLY

         We only began offering our programs in 1999, and we have been expanding our operations rapidly. Our growth strategy, if successful, will result in further expansion. We can achieve profitable operation, however, only if we are able to manage our growth effectively. Our growth in operations has placed significant demands on our management and other resources, which is likely to continue. Under these conditions, it is important for us to retain our existing management and to attract, hire and retain additional highly skilled and motivated officers, managers and employees and improve existing systems and/or implement new systems.

         We may not be successful in managing or expanding our operations or maintaining adequate management, financial and operating systems and controls.

IF THE PROVIDERS OF THE BENEFITS INCLUDED IN OUR PROGRAMS FAIL TO PROVIDE THOSE BENEFITS, WE COULD BECOME SUBJECT TO LIABILITY CLAIMS BY OUR PROGRAM MEMBERS

         We arrange for the provision by others of the benefits included in our member programs. If the firms with which we have contracted to provide those benefits fail to provide them as required, or are negligent or otherwise culpable in providing them, we could become involved in any resulting claim or litigation.

RISKS RELATED TO REGULATION

IF WE FAIL TO COMPLY WITH ALL OF THE VARIOUS AND COMPLEX LAWS AND REGULATIONS GOVERNING OUR PRODUCTS AND MARKETING TECHNIQUES, WE COULD BE SUBJECT TO FINES, ADDITIONAL LICENSING REQUIREMENTS OR THE INABILITY TO MARKET IN PARTICULAR JURISDICTIONS

         Complex laws, rules and regulations of each of the 50 states and the District of Columbia pertaining to insurance impose strict and substantial requirements on insurance coverage sold to consumers and businesses. Compliance with these laws, rules and regulations can be arduous and imposes significant costs. The underwriters of the insurance benefits included in HealthExtras programs are responsible for obtaining and maintaining regulatory approvals for those benefits. If the appropriate regulatory approvals for the insurance benefits included in our programs are not maintained, we would have to stop including those benefits. In general, the solicitation of insurance benefits must be made by an independent licensed insurance agency. Each jurisdiction's insurance regulator typically has the power, among other things, to:

         o administer and enforce the laws and promulgate rules and regulations applicable to insurance, including the quotation of insurance premiums;

         o        approve policy forms and regulate premium rates;

         o regulate how, by which personnel and under what circumstances, an insurance premium can be quoted and published; and

         o regulate the solicitation of insurance and license insurance companies, agents and brokers who solicit insurance.

         State insurance laws and regulations are complex and broad in scope and are subject to periodic modification as well as differing interpretations. There can be no assurance that insurance regulatory authorities in one or more states will not determine that the nature of our business requires us to be licensed under applicable insurance laws. A determination to that effect or that we or our business partners are not in compliance with applicable regulations could result in fines, additional licensing requirements or inability to market our programs in particular jurisdictions. Such penalties could significantly increase our general operating expenses and harm our business. In addition, even if the allegations in any regulatory or legal action against us turn out to be false, negative publicity relating to any such allegation could result in a loss of consumer confidence and significant damage to our brand. We believe that because many consumers and insurance companies are not yet comfortable with the concept of purchasing insurance online, the publicity relating to any such regulatory or legal issues could significantly reduce sales of our programs.

         One of the means by which we market our programs is telemarketing, which is generally outsourced to third parties. Telemarketing has become subject to an increasing amount of federal and state regulation as well as general public scrutiny in the past several years. For example such regulation limits the hours during which telemarketers may call consumers and prohibits the use of automated telephone dialing equipment to call certain telephone numbers. The Federal Telemarketing and Consumer Fraud and Abuse Prevention Act of 1994 and Federal Trade Commission regulations prohibit deceptive, unfair or abusive practices in telemarketing sales. Both the FTC and state attorneys general have authority to prevent certain telemarketing activities deemed by them to violate protection. Some states have enacted laws and others are considering enacting laws targeted directly at regulating telemarketing practices, and there can be no assurance that any such laws, if enacted, will not adversely affect or limit our current or future operations. Compliance with these regulations is generally the shared responsibility of HealthExtras, our sub-contractors and our marketing partners. We maintain operational controls to ensure that our marketing practices conform with applicable state and federal regulations.

OUR PHARMACY BENEFIT MANAGEMENT BUSINESS MUST COMPLY WITH A RANGE OF STATE AND FEDERAL REGULATORY REQUIREMENTS

         Various forms of legislation and government regulations affect or could affect providers of pharmacy benefit management services. Among the most prominent forms of such regulation are the following:

         o Open Network Legislation. Numerous states have adopted "any willing provider" legislation, which requires pharmacy network sponsors to admit for network participation any retail pharmacy willing to meet a healthcare plan's price and other terms.

         o Anti-Remuneration Legislation. "Anti-kickback" statutes at the federal and state level prohibit an entity from paying or receiving any compensation to induce the referral of health-care plan beneficiaries or the purchase of items or services for which payment may be made under such healthcare plans. Additionally, state and federal regulations have been the basis for investigations and multi-state settlements relating to financial incentives provided by pharmaceutical manufacturers to retail pharmacies in connection with pharmaceutical switching programs. To our knowledge, these laws have not been applied to prohibit pharmacy benefit management companies from receiving amounts from pharmaceutical manufacturers in connection with pharmaceutical purchasing and formulary management programs, to prohibit therapeutic substitution programs conducted by independent pharmacy benefit management companies, or to prohibit contractual relationships such a we have regarding these types of programs.

         o Patient Choice. Some states have enacted legislation that prohibits the plan sponsor from implementing certain restrictive design features, and many states have introduced legislation to regulate various aspects of managed care plans, including provisions relating to the pharmacy benefit. Legislation has been introduced in some states to prohibit or restrict therapeutic substitution, or to require coverage of all FDA approved drugs. Other states mandate coverage of certain benefits or conditions. Such legislation does not generally apply to us, but it may apply to certain of our customers, such as HMOs and health insurers. If such legislation were to become widespread and broad in scope, it could have the effect of limiting the economic benefits achievable through pharmacy benefit management and consequently make our services less attractive.

         o Consumer Protection Legislation. Most states have consumer protection laws that have been the basis for investigations and multi-state settlements relating to financial incentives provided by drug manufacturers to retail pharmacies in connection with drug switching programs. We believe that our contractual relationships with drug manufacturers and retail pharmacies do not include the features that were viewed by adversely by enforcement authorities. However, no assurance can be given that we will not be subject to scrutiny or challenge under one or more of these laws.

         o Licensure. Many states have licensure or registration laws governing certain types of ancillary healthcare organizations, including preferred provider organizations, third party administrators and utilization review organizations. These laws differ significantly from state to state, and the application of such laws to the activities of pharmacy benefit managers is often unclear. We have registered under such laws in those states in which we have concluded such registration is required.

         o Confidential Information. Most of our activities involve the receipt or use by us of confidential, medical information concerning individual members, including the transfer of the confidential information to the member's health benefit plan. In addition, we use aggregated population data for research and analysis purposes. Legislation has been proposed at the federal level and in several states to restrict the use and disclosure of confidential medical information. The enactment of such legislation could require significant changes to a our business operations.

         o Other Regulation. Many of the states into which we deliver pharmaceuticals have laws and regulations that require out-of-state mail service pharmacies to register with the board of pharmacy or similar regulatory body in the state. These states generally permit the mail service pharmacy to follow the laws of the state within which the mail service pharmacy is located. We have registered in every state in which, to our knowledge, such registration is required. Other statutes and regulations impact our mail service operations. Federal statutes and regulations govern the labeling, packaging, transportation, delivery, advertising and adulteration of prescription drugs and the dispensing of controlled substances.

REGULATION OF THE SALE OF INSURANCE OVER THE INTERNET AND OF ELECTRONIC COMMERCE GENERALLY IS UNSETTLED, AND FUTURE LAWS, REGULATIONS AND INTERPRETATIONS COULD HINDER OUR ABILITY TO OFFER PROGRAMS OVER THE INTERNET

         The distribution of our programs including an insurance component over the Internet subjects us to additional risk as most insurance laws and regulations have not been modified to clarify or amend their application to Internet transactions. Currently, many state insurance regulators and legislators are exploring the need for specific regulation of insurance sales over the Internet. Such regulation could dampen the growth of the Internet as a means of providing insurance services. Moreover, the application of laws governing general commerce on the Internet remains largely unsettled, even in areas where there has been some legislative action. It may take years to determine whether and how existing laws such as those governing insurance, intellectual property, privacy and taxation apply to the Internet. In addition, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws and regulations that may impose additional burdens on companies conducting business over the Internet. Any new laws or regulations or new interpretations of existing laws or regulations relating to the Internet could hinder our ability to offer programs over the Internet.

WE COULD BE SUBJECT TO LEGAL LIABILITY BASED UPON THE INFORMATION ON OUR WEBSITE

         Our members may rely upon the information published on our website regarding insurance coverage, exclusions, limitations and ratings, and the other benefits included in our programs. To the extent that the information we provide is not accurate, we could be liable for damages. These types of claims could be time-consuming and expensive to defend, divert management's attention, and could cause consumers to lose confidence in our service. As a result, these types of claims, whether or not successful, could harm our business.

RISKS RELATED TO THE INTERNET AND ELECTRONIC COMMERCE

IF WE EXPERIENCE FAILURES OF, OR CAPACITY CONSTRAINTS IN, OUR SYSTEMS OR THE SYSTEMS OF THIRD PARTIES ON WHICH WE RELY, SALES OF OUR PROGRAMS LIKELY WOULD BE REDUCED AND OUR REPUTATION COULD BE DAMAGED

         We use both internally developed and third party systems to operate the Internet aspects of our business. If the number of users of our service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any increases, or expand and upgrade our systems and infrastructure to accommodate any increases in a timely manner. Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our service has experienced periodic system interruptions, and it is likely that these interruptions will continue to occur from time to time. Additionally, our systems and operations are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, acts of vandalism and similar events. We may not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption in service or decreases the responsiveness of our service would impair our revenue-generating capabilities, and could damage our reputation and our brand name.

IF WE ARE UNABLE TO SAFEGUARD THE SECURITY AND PRIVACY OF OUR PROGRAM MEMBERS' INFORMATION, OUR REPUTATION WOULD BE DAMAGED AND WE COULD BE SUBJECT TO LITIGATION AND LIABILITY

         A significant barrier to electronic commerce and online communications has been the need for secure transmission of confidential information over the Internet. Our ability to secure the transmission of confidential information over the Internet is essential in maintaining consumer confidence in our service. In addition, because we handle confidential and sensitive information about our program members, any security breaches would damage our reputation and could expose us to litigation and liability. We cannot guarantee that our systems will prevent security breaches.

RISKS RELATED TO THE OWNERSHIP OF OUR COMMON STOCK

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE

         The market price of our common stock has been highly volatile and could continue to be subject to wide fluctuations. Recently, the stock market has experienced significant price and volume fluctuations, and the market prices of securities of Internet-related companies in particular have been highly volatile. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common stock. In addition, the market prices for stocks of Internet-related companies have been known to reach levels that bear no relationship to the operating performance of such companies. Such market prices generally are not sustainable and are subject to wide variations.

         In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of their securities. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs, divert management's attention and resources, and harm our financial condition and results of operations.

WE HAVE OUTSTANDING OPTIONS AND WARRANTS TO PURCHASE SHARES OF OUR STOCK, WHICH IF EXERCISED, MAY DILUTE YOUR PERCENTAGE OWNERSHIP IN US OR CAUSE OUR STOCK PRICE TO DROP

         As of October 24, 2001, we have a total of 5,797,316 shares of common stock reserved for issuance upon the exercise of outstanding stock options and warrants. In addition, we have reserved 3,200,000 shares of common stock for issuance upon the exercise of warrants which a marketing partner has the right to receive upon satisfaction of contracted performance requirements. If the shares underlying the exercisable options and warrants were exercised and sold in the public market, the value of your current holdings in us may decline as a result of dilution to your percentage ownership in us or as a result of a reduction in the per share value of our stock resulting from the increase in the number of our shares available on the market, if such availability were to exceed the demand for our stock.

TWO OF OUR STOCKHOLDERS BENEFICIALLY OWN A MAJORITY OF OUR OUTSTANDING STOCK AND MAY BE CONSIDERED TO CONTROL US; THEIR INTERESTS MAY NOT BE THE SAME AS THAT OF OUR PUBLIC STOCKHOLDERS

         Principal Mutual Holding Company and Thomas L. Blair control, in the aggregate, approximately 51% of our outstanding common stock. As a result, if these stockholders act together, they will be able to take any of the following actions without the approval of our public stockholders:

         o        elect our directors;

         o        amend certain provisions of our certificate of incorporation;

         o approve a merger, sale of assets or other major corporate transaction;

         o defeat any takeover attempt, even if it would be beneficial to our public stockholders; and

         o otherwise control the outcome of all matters submitted for a stockholder vote.

         This control could discourage others from initiating a merger, takeover or another change of control transaction that could be beneficial to our public stockholders. As a result, the market price of our common stock could be harmed.

         In addition, Principal Mutual controls a large insurance company. Our business operations could conflict or compete with the business operations of Principal Mutual and its affiliates. Thus, Principal Mutual could have an incentive to act contrary to the best interests of our stockholders.

OUR CHARTER DOCUMENTS AND DELAWARE LAW CONTAIN PROVISIONS THAT MAY DISCOURAGE TAKEOVER ATTEMPTS WHICH COULD PRECLUDE OUR STOCKHOLDERS FROM RECEIVING A CHANGE OF CONTROL PREMIUM

         Our certificate of incorporation, bylaws and Delaware law contain anti-takeover provisions that could have the effect of delaying or preventing changes in control that a stockholder may consider favorable. The provisions in our charter documents include the following:

         o a classified board of directors with staggered three-year terms;

         o the ability of our board of directors to issue shares of preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval; and

         o advance notice procedures for nominating candidates to our board of directors.

         The foregoing could have the effect of delaying, deferring or preventing a change in control, discourage bids for our common stock at a premium over the market price, or harm the market price of, and the voting and other rights of the holders of, our common stock. We also are subject to certain Delaware laws that could have similar effects. One of these laws prohibits us from engaging in a business combination with any significant stockholder for a period of three years from the date the person became a significant stockholder unless certain conditions are met.


                               HEALTHEXTRAS, INC.

         HealthExtras, Inc. is a leading provider of health and disability membership programs, that utilizes a variety of direct marketing channels to offer individuals, small businesses and employer groups customizable and affordable health and disability insurance programs. We have strategic relationships with nationally recognized insurance underwriters, and our marketing partners include many of the nation's largest financial institutions, along with leading affinity groups, associations, and Internet companies. Additionally, we have a relationship with actor and advocate Christopher Reeve to promote our programs.

         We have contracted with insurance companies to underwrite the insurance components of our membership programs. As a result, we do not assume insurance underwriting risk. The financial responsibility for the payment of claims resulting from a qualifying disability, or other events covered by the insurance features of our programs, is borne by third-party insurers. All of the insurance and service features included in our membership programs are supplied by outside vendors. As of June 30, 2001, we have enrolled over 640,000 program members.

         Through our subsidiary, HealthExtrasRx, we provide pharmacy benefit management services which we market to health plan sponsors, including self-insured employers. HealthExtrasRx's pharmacy benefit management products include a network of over 50,000 retail pharmacies, electronic point-of-sale claims processing, mail order pharmacy services and administration and management services.

         Our address is 2273 Research Boulevard, Rockville, Maryland 20850, and our telephone number is (301) 548-2900.

                           FORWARD LOOKING STATEMENTS

         We make certain "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, throughout this prospectus and in the documents we incorporate by reference into this prospectus. The words "anticipates," "believes," "estimates," "expects," "intends," "plans," "seeks," variations of such words, and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations, estimates and projections about our business and industry, our beliefs and certain assumptions made by our management. Investors are cautioned that matters subject to forward-looking statements involve risks and uncertainties including economic, competitive, governmental, technological and other factors which may affect our business and prospects.

         These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus include, but are not limited to, those identified in this prospectus under "Risk Factors" and those described in Management's Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K for the fiscal year ended December 31, 2000, our Form 10-Q for the quarter ended March 31, 2001, our Form 10-Q for the quarter ended June 30, 2001 and in any other filings which are incorporated by reference in this prospectus.

         You should read this prospectus and the documents that we incorporate by reference into this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. Forward-looking statements in this prospectus speak only as of the date of this prospectus. We have ongoing disclosure obligations under the federal securities laws to file periodic quarterly and annual reports as well as current reports that cover events that are material to our business, results of operations and financial condition. These reports could contain information that reflect subsequent developments relating to forward-looking statements in this prospectus. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

                                 USE OF PROCEEDS

         All of the shares of common stock offered hereby are being offered for the account of the selling stockholders. We will not receive any proceeds from the sale by the selling stockholders of the common stock made pursuant to this registration statement.

                              SELLING STOCKHOLDERS

         This prospectus covers the resale by the selling stockholders of an aggregate of 3,020,782 outstanding shares of common stock and 845,816 shares of common stock which may be acquired by the selling stockholders upon the exercise of warrants. These shares and the warrants were acquired by the selling stockholders as of September 26, 2001 in connection with a private placement of the shares and warrants and, with respect to the warrants acquired by SG Cowen Securities Corporation, as partial payment for acting as placement agent in that private placement. As part of the conditions of the purchase by the selling stockholders, we agreed to register for resale by the selling stockholders the shares, including the shares subject to the warrants. None of the selling stockholders has had any material relationship with us in the past three years.

         The warrants acquired by the selling stockholders entitle the holder to purchase the shares of common stock subject to the warrant, at an exercise price of $5.37 per share and subject to the terms, conditions and adjustments set forth in the warrant, at any time prior to 5:00 p.m. on September 26, 2005. The warrants provide for adjustment of the exercise price and number of shares for which the warrant is exercisable in the event of stock dividends, distributions, stock splits or reverse stock splits, and also for adjustment in the event of reclassifications, exchanges, reorganizations, mergers and similar events.

         The following table sets forth as of October 24, 2001 the names of each selling stockholder, the number of shares of common stock owned beneficially by the selling stockholder, the number of shares which may be offered pursuant to this prospectus and the number of shares and percentage of class to be owned by each of the selling stockholders after this offering, assuming the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

         The selling stockholders may sell all, some or none of its shares in this offering. See "Plan of Distribution."

                                              Shares                                      Shares
                                           Beneficially        Shares Offered          Beneficially
                                          Owned Prior to           By This              Owned After
         Selling Stockholder               The Offering          Prospectus            The Offering*
-------------------------------------   -------------------   -----------------     -------------------

AIG SoundShore Strategic Holding
Fund Ltd.                                    62,500(1)           62,500(1)                   0
AIG SoundShore Opportunity
Holding Fund Ltd.                            62,500(1)           62,500(1)                   0
AIG SoundShore Holdings Ltd.                125,000(2)          125,000(2)                   0
AIG SoundShore Private Investors
Holding Fund Ltd.                            62,500(1)           62,500(1)                   0
Amaranth Trading LLC                        314,861(3)          314,861(3)                   0
Deutsche Bank AG, London Branch             317,505(3)          314,861(3)                 2,644
Gryphon Master Fund                         157,431(4)          157,431(4)                   0
Langley Partners, L.P.                      157,431(4)          157,431(4)                   0
Pine Ridge Financial Inc.                   472,292(5)          472,292(5)                   0
Peconic Fund, LTD.                          157,431(4)          157,431(4)                   0
SG Cowen Securities Corporation              90,623(6)           90,623(6)                   0
Societe Generale                            629,723(7)          629,723(7)                   0
Steelhead Investments, Ltd.                 472,292(5)          472,292(5)                   0
Vertical Ventures Investments, LLC          472,292(5)          472,292(5)                   0
ZLP Master Technology Fund, Ltd.            314,861(3)          314,861(3)                   0

--------------------------------
*Assumes the sale of all shares offered.
(1)  Includes 12,500 shares issuable within 60 days of the date of this prospectus upon exercise of warrants.
(2)  Includes 25,000 shares issuable within 60 days of the date of this prospectus upon exercise of warrants.
(3)  Includes 62,972 shares issuable within 60 days of the date of this prospectus upon exercise of warrants.
(4)  Includes 31,486 shares issuable within 60 days of the date of this prospectus upon exercise of warrants.
(5)  Includes 94,458 shares issuable within 60 days of the date of this prospectus upon exercise of warrants.
(6)  These shares are issuable within 60 days of the date of this prospectus upon the exercise of warrants.
(7)  Includes 125,945 shares issuable within 60 days of the date of this prospectus upon exercise of warrants.


                              PLAN OF DISTRIBUTION

         The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which shares are traded or in private transactions. These sales may be fixed or negotiated prices. The selling stockholders may use any one or more of the following methods, which may involve crosses or block transactions, when selling shares:

o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o an exchange distribution in accordance with the rules of the applicable exchange;

o        privately negotiated transactions;

o writing of options, whether such options are listed on an options exchange or otherwise;

o        short sales;

o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

o        a combination of any such methods of sale; and

o        any other method permitted pursuant to applicable law.

         The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

         The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in securities of HealthExtras or derivatives of HealthExtras securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

         Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

         The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

         HealthExtras is required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of one counsel to the selling stockholders. HealthExtras has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

         Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

                                  LEGAL MATTERS

         Legal matters with respect to our common stock being offered hereby have been passed upon for us by our counsel, Muldoon Murphy & Faucette LLP, Washington, D.C.

                                     EXPERTS

         The consolidated financial statements of HealthExtras incorporated in this prospectus and registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission using the Commission's EDGAR system. You may inspect these documents and copy information from them at the Commission's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the regional offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         We have filed a registration statement with the Commission relating to this offering of the common stock. The registration statement contains information which is not included in this prospectus. You may inspect or copy the registration statement at the Commission's public reference facilities or its web site.

         We furnish our stockholders with annual reports containing audited financial statements and with such other periodic reports as we from time to time deem appropriate or as may be required by law.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         We have filed the following documents with the Commission. We are incorporating these documents in this prospectus, and they are a part of this prospectus.

         (1) Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

         (2) Our Form 10-K/A amendment to our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         (3) Our quarterly reports on Form 10-Q for the quarters ended March 31, 2001 and June 30, 2001;


         (4)      Our current report on Form 8-K dated October 5, 2001; and

         (5) The description of our common stock, par value $.01 per share, contained in our registration statement on form 8A filed under the Securities Exchange Act of 1934, No. 0-31014, as declared effective on December 17, 1999.

         We are also incorporating by reference in this prospectus all documents which we file pursuant to Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934, as amended, after the date of this prospectus. Such documents are incorporated by reference in this prospectus and are a part of this prospectus from the date we file the documents with the Commission.

         If we file with the Commission any document that contains information that is different from the information contained in this prospectus, you may rely only on the most recent information which we have filed with the Commission.

         We will provide a copy of the documents referred to above without charge if you request the information from us. Requests for such copies should be directed to us at our principal executive offices at HealthExtras, Inc., 2273 Research Boulevard, Rockville, Maryland 20850, attention: Secretary or phone
(301) 548-2900.

         You should only rely on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized any person to provide you with any different information. If anyone provides you with different or inconsistent information you should not rely on it. The common stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of this prospectus.

         The information in this prospectus may not contain all of the information that may be important to you. You should read the entire prospectus, as well as the documents incorporated by reference in the prospectus, before making an investment decision.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by us or the selling stockholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation.

                                3,866,598 Shares

                               HealthExtras, Inc.

                                  Common Stock

                      ------------------------------------

                                   PROSPECTUS
                      ------------------------------------


                                October __, 2001

                                     PART II

INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Registration Fee - Securities and Exchange Commission                $  6,500
Nasdaq Listing Fee                                                     22,500
Legal Fees and Expenses*                                               25,000
Accounting Fees and Expenses*                                          25,000
Miscellaneous*                                                          1,000
                                                                      -------
         Total                                                       $ 80,000

---------------------
*Estimated.

                                      II-1

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         As permitted by Section 145 of the Delaware General Corporation Law, Articles 8 and 9 of the Registrant's certificate of incorporation provide, as follows, the Corporation shall, to the fullest extent permitted by Delaware law, as amended from time to time, indemnify its directors and officers:

EIGHTH:

         A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

         B. The right to indemnification conferred in Section A of this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article EIGHTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article EIGHTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article EIGHTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article EIGHTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

NINTH:

         A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (1) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under Section 174 of the Delaware General Corporation Law; or (4) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

         Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.


ITEM 16.  EXHIBITS.

A.      Exhibits

Exhibit

Number            Description



4.3               Form of Warrant to Purchase Common Stock of the Registrant

5.1               Opinion of Counsel

10.16 Securities Purchase Agreement, dated September 25, 2001 by and between the Registrant and Investors Signatory thereto.

23.1              Consent of Independent Public Accountants

23.2              Consent of Counsel (contained in Exhibit 5.1)

-----------------------------



B.       FINANCIAL STATEMENTS & Schedules

         All schedules for which provision is made in Regulation S-X of the Securities and Exchange Commission either are not required under the related instructions or the information required to be included therein has been included in the financial statements of HealthExtras.

ITEM 17.  UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and
                           (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.













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



                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland on the 25th day of October, 2001.

                                  HEALTHEXTRAS, INC.

                                  By:  /s/ David T. Blair
                                      ------------------------------------------

                                       David T. Blair
                                       Chief Executive Officer and Director

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, David T. Blair and Michael P. Donovan, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


/s/ David T. Blair                Chief Executive
_________________________         Officer and Director        October 25, 2001
    David T. Blair

                                  Chief Financial Officer,
/s/ Michael P. Donovan            Secretary and Chief
_________________________         Accounting Officer          October 25, 2001
    Michael P. Donovan


/s/ Thomas L. Blair
_________________________         Chairman of the Board       October 25, 2001
    Thomas L. Blair

/s/ Bette B. Anderson
_________________________         Director                    October 25, 2001
    Bette B. Anderson

/s/ William E. Brock
_________________________         Director                    October 25, 2001
    William E. Brock

/s/ Edward S. Civera
_________________________         Director                    October 25, 2001
    Edward S. Civera


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



/s/ Frederick H. Graefe, Esq.
_____________________________     Director                    October 25, 2001
    Frederick H. Graefe, Esq.

/s/ Thomas J. Graf
_____________________________     Director                    October 25, 2001
    Thomas J. Graf


/s/ Julia M. Lawler
_____________________________     Director                    October 25, 2001
    Julia M. Lawler


/s/ Karen E. Shaff
_____________________________     Director                    October 25, 2001
    Karen E. Shaff












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



                                  EXHIBIT INDEX



Exhibit
Number       Description

4.3          Form of Warrant to Purchase Common Stock of the Registrant

5.1          Opinion of Counsel

10.16 Securities Purchase Agreement, dated September 25, 2001 by and between the Registrant and Investors Signatory thereto

23.1         Consent of Independent Public Accountants

23.2         Consent of Counsel (contained in Exhibit 5.1)

-----------------------------